As filed with the Securities and Exchange Commission on January 26, 2005

                              Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

WESTSPHERE ASSET CORPORATION INC.

(Exact Name of Registrant as Specified in Its Charter)

Colorado	98-0233968
(State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

2140 Pegasus Way NE
Calgary, Alberta Canada T2E 8M5

 (Address of Principal Executive Offices)       (Zip Code)

2004 STOCK OPTION AND STOCK AWARD PLAN

(Full Title of the Plan)

Paracorp of California Incorporated

5025 S. Federal Blvd.

Englewood, CO 80110

(Name and Address of Agent for Service)

800-533-7272

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock no par value	7,500,000	$0.0235	$176,250.00	$22.33
Total	7,500,000	$0.0235	$176,250.00	$22.33

(1)

Pursuant to Rule 457(c) and (h)(1), the proposed maximum offering price per share and the proposed maximum offering price have been calculated on the basis of the average bid and asking price for the Registrant's common stock within the last 5 days.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information*

Item 2.

Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act"), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents filed by Westsphere Asset Corporation Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

(a)

The audited consolidated financial statements of the Registrant and its Subsidiaries contained in the Annual Report on Form 10-KSB for the period ending December 31, 2003, filed on April 14, 2004, by the Registrant under Rule 424(b) (File No. 0- 32051).

(b)

The Registrant's Quarterly Report on Form 10-QSB for the Quarterly Period ended September 30, 2004, (File No. 0-32051).

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The consolidated financial statements of the Registrant as of December 31, 2003, have been  incorporated by reference in this Registration Statement in reliance upon the report of Miller & McCollom, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that Miller & McCollom audits and reports on financial statements of the Registrant issued at future dates and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

Item 4.

Description of Securities

Inapplicable.

Item 5.

Interests of Named Experts and Counsel

Inapplicable.

Item 6.

Indemnification of Directors and Officers

Sections 7-109-102 and 7-109-107 of the Colorado General Corporate Law provides that a corporation may indemnify directors and officers, as well as employees, fiduciaries and agents, against reasonable expenses actually incurred by any such person in connection with any proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The Colorado General Corporate Law provides that Section 7-109-107 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, general or specific action of the board of directors or shareholders or by contract.  Article X of the Registrant's Articles of Incorporation and Article V of the Registrant's Bylaws provide for indemnification by the Registrant of its directors, officers, employees, fiduciaries and agents to the fullest extent permitted by the Colorado General Corporate Law.

The Registrant has not, as of this time, obtained any directors' and/or officers' insurance providing for indemnification of the Registrant's directors, officers and/or employees for certain liabilities, but it expects to do so in the future.

The Registrant has not entered into any indemnification agreements with any of its current or past directors or officers providing for indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

Item 7.

Exemption From Registration Claimed

Inapplicable.

Item 8.

Exhibits

Exhibit

Number

Description

5.1

Opinion of W. Scott Lawler, Esq.

23.1

Consent of W. Scott Lawler, Esq. (included in Exhibit 5.1 to this Registration Statement).

23.2

Consent of Miller & McCollom

99.1

2004 Stock Option and Stock Award Plan

Item 9.

Undertakings

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or event arising out of the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

 (iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(iv)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In  the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta Canada, on the 25th day of January, 2005.

WESTSPHERE ASSET CORPORATION INC.

(Registrant)

/s/ Douglas Mac Donald

By:  Douglas Mac Donald

Title:  President